EXHIBIT 99.1


CONTACT:     Maureen  Halley                          FOR  IMMEDIATE  RELEASE
SBE,  Inc.
(925)  355-7699
Maureen halley@sbei.com
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                         SBE RECEIVES EQUITY INVESTMENT


SAN RAMON, CA, MAY 1, 2002-SBE Inc., (NASDAQ: SBEI), a leading supplier of high performance OEM communications solutions, today announced that it had completed a private placement of 555,556 shares of its common stock at $1.80 per share and a warrant to purchase 111,111 shares of its common stock, resulting in gross cash proceeds to the Company of approximately $1,000,000. The equity investment was made on April 30, 2002 by Canadian based investor, Stonestreet L.P.

SBE provides a comprehensive line of embedded communications products from basic I/O cards to intelligent I/O controllers, which enable the delivery of cost-effective network connectivity interfaces across the full range of next generation networking systems. Through the deployment of its embedded technology, SBE serves as an extension of the engineering departments of many of the communications industry's OEMs.

"This investment will enable us to further build our capabilities and infrastructure, to support our objective of the timely delivery of products to SBE customers," said William B. Heye, Jr. president and CEO of SBE. "We are pleased to have the support of Stonestreet as we continue to work to grow our business" Heye concluded.

"Stonestreet's support and investment in SBE underscores our confidence in the company for the future," said Michael Finkelstein, President and Chief Investment Officer of Stonestreet LP. "SBE's expanding base of communications customers, as well as recent partnerships with industry recognized leaders provides us with confidence of their ability to achieve their plan," he added.

The warrant issued to Stonestreet in the private placement has a three-year term and is exercisable at $2.00 per share. Additionally, the Company has agreed to register for resale on Form S-3 under the Securities Act of 1933 the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrant.
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SBE'S  COMMUNICATIONS  PRODUCTS

SBE provides high performance, standards-based products for a wide range of applied computing applications. Our broad offering of WAN adapters along with our HighWire family of communication controllers are being built into the latest products and solutions for Internet access, routing, packet switching, broadband/wireless telephony, SS7 gateways, voice and data convergence systems, network monitoring, satellite communications, video conferencing, and Internet security systems.

ABOUT  SBE

Based in San Ramon, California, SBE designs and sells products to meet the needs of traditional and converged telecommunication markets. SBE products are designed for incorporation within carrier-grade computer systems and integrated into signaling, switching and routing networks. They include SS7/AIN controllers for switch manufacturers, WAN interface adapters for network servers, and high-speed communications controllers for wireless and data messaging applications.

SBE is a publicly traded company (NASDAQ: SBEI) with products sold world-wide through direct sales, OEM and System Integration partners. For more information, visit the company's web site at www.sbei.com.

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This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about the Company's ability to achieve their financial objectives and to deliver products on time to their customers Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to risks related to rapidly changing product requirements, the introduction of new products, market acceptance of the Company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents SBE files with the Securities and Exchange Commission, including SBE's Annual Report on Form 10-K.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.